Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Fold, Inc. on Form S-1 of our report dated March 28, 2025, with respect to our audits of the financial statements of Fold, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2025